April 9, 2018 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Guggenheim Credit Income Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a)(1) of Regulation S-K, as part of Item 4.01 of Form 8-K of Guggenheim Credit Income Fund dated April 9, 2018 (April 4, 2018). We agree with the statements concerning our Firm contained therein. Very truly yours, /s/PricewaterhouseCoopers LLP New York, New York Exhibit 16.1